Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Melissa Napier	Sara Matheu
(847) 720-2767	(847) 720-2392
Melissa.Napier@usfoods.com	Sara.Matheu@usfoods.com

US Foods Reports Fourth Quarter and Fiscal Year 2021 Earnings
Provides Outlook for 2022 and 2024

ROSEMONT, Ill. (BUSINESS WIRE) Feb. 17, 2022 – US Foods Holding Corp. (NYSE: USFD), one of the largest foodservice distributors in the United States, today announced results for the fourth quarter and full fiscal year 2021. The fourth quarter of fiscal year 2021 included 13 weeks compared to 14 weeks for the fourth quarter of fiscal year 2020, and the full fiscal year 2021 included 52 weeks compared to 53 weeks in the full fiscal year 2020. Certain financial results in this press release have been presented excluding the “extra week” in the fourth quarter and fiscal year 2020 in an effort to provide comparable results on a year-over-year basis. Organic financial results exclude contributions from Smart Foodservice through April 23, 2021. Smart Foodservice was acquired on April 24, 2020.

Fourth Quarter Fiscal 2021 Highlights
•Total case volume increased 6.3%; independent restaurant case volume increased 13.0%. Excluding the extra week, total case volume increased 13.0% and independent restaurant case volume increased 20.6%.
•Net sales increased 24.5% to $7.6 billion.
•Gross profit increased 23.2% to $1.2 billion.
•Net income available to common shareholders was $59 million.
•Adjusted EBITDA increased 50.6% to $262 million. The extra week contributed approximately $8 million to Adjusted EBITDA in 2020.
•Diluted EPS was $0.26; Adjusted Diluted EPS was $0.38.

Fiscal Year 2021 Highlights
•Total case volume increased 16.9%; independent restaurant case volume increased 28.0%. Excluding the extra week, total case volume increased 18.8% and independent restaurant case volume increased 30.2%.
•Total organic case volume increased 14.8%; independent restaurant organic case volume increased 25.1%. Excluding the extra week, total organic case volume increased 16.6% and organic independent restaurant case volume increased 27.1%.
•Net sales increased 28.8% to $29.5 billion.
•Gross profit increased 25.2% to $4.7 billion.
•Net income available to common shareholders was $121 million.
•Adjusted EBITDA increased 63.1% to $1,057 million.
•Diluted EPS was $0.54; Adjusted Diluted EPS was $1.55.

Long-Range Plan
•Multi-year plan, which is expected to result in significant earnings growth from the combination of profitable volume growth and margin expansion.
•Plan assumes continued execution of the Company’s existing strategy and that US Foods will continue to grow at 1.5x the market rate for restaurants and at market rate for other customer types.
•Expects to deliver Adjusted EBITDA of approximately $1.7 billion and Adjusted Diluted EPS of approximately $3.40 in 2024.
•Expects to achieve Net Debt to Adjusted EBITDA leverage of 2.5x-3x in 2023.

CEO Perspective
“2021 was a year of resilience and recovery. Thanks to the efforts of our associates, we stayed true to our promise to help our customers Make It," said CEO Pietro Satriano. "In the face of continued industry wide supply chain and labor challenges, we increased Adjusted EBITDA 63% by successfully growing volume and increasing market share with key customer types, delivered our highest gross profit per case since becoming a publicly traded company, and continued to improve operational efficiencies. I am confident that our foundation of efficient and reliable customer service, differentiated solutions, and unique omni-channel experience, supported by a robust plan of targeted initiatives to deliver significant Adjusted EBITDA growth through 2024 and beyond, will drive meaningful value creation for our shareholders.”

Fourth Quarter Fiscal 2021 Results
Total case volume increased 6.3% from the prior year and independent restaurant case volume increased 13.0% from the prior year. Net sales of $7.6 billion for the quarter increased 24.5% from the prior year. The increase in case volume was primarily driven by continued increases in leisure and business travel and restaurant traffic while Net sales benefited from food cost inflation of 14.4% over prior year and the increased case volumes.

Gross profit of $1.2 billion increased $234 million, or 23.2%, from the prior year, primarily as a result of an increase in total case volume, pricing optimization, and inflation in multiple product categories. Gross profit as a percentage of Net sales was 16.3%. Adjusted Gross profit was $1.3 billion, a 21.6% increase from the prior year, primarily driven by an increase in total case volume, pricing optimization, and product cost inflation. Adjusted Gross profit as a percentage of Net sales was 16.5%.

Operating expenses of $1.1 billion increased $127 million, or 13.0% from the prior year. The increase was primarily due to higher supply chain labor costs, higher non-labor distribution costs directly attributed to the increase in total case volume. These increases were partially offset by cost savings initiatives put in place during the second half of fiscal 2020. Operating expenses as a percent of Net sales were 14.5%. Adjusted Operating expenses for the quarter were $1.0 billion, an increase of $137 million, or 15.8% from the prior year, primarily due to higher labor and distribution costs discussed above, which were partially offset by cost savings initiatives put in place during the second half of fiscal 2020. Adjusted Operating expenses as a percent of Net sales were 13.1%.

Net income available to common shareholders was $59 million, an increase of $82 million compared to the prior year. Adjusted EBITDA was $262 million, an increase of $88 million, or 50.6%, compared to the prior year. Diluted EPS was $0.26; Adjusted Diluted EPS was $0.38.

Fiscal Year 2021 Results
Total case volume increased 16.9% from the prior year, while total organic case volume increased 14.8%. Independent restaurant case volume increased 28.0%, while organic independent restaurant case volume increased 25.1%. Net sales of $29.5 billion increased 28.8%. The increase in case volume was primarily the result of restaurant traffic from lifting governmental in-person dining restrictions and increased leisure and business travel throughout the year. Net sales benefited from food cost inflation of 8.9% in fiscal 2021 as well as the increased volumes over prior year.

Gross profit of $4.7 billion increased $936 million, or 25.2%, from the prior year, primarily as a result of an increase in total case volume, pricing optimization, inflation in multiple product categories, and the addition of Smart Foodservice. The increase in Gross profit was partially offset by an unfavorable year-over-year LIFO adjustment. Gross profit as a percentage of Net sales was 15.8%. Adjusted Gross profit was $4.8 billion, a 27.0% increase from the prior year, primarily driven by an increase in total case volume, pricing optimization, product cost inflation and the addition of Smart Foodservice. Adjusted Gross profit as a percentage of Net sales was 16.3%.

Operating expenses of $4.2 billion increased $435 million, or 11.5% from the prior year. The increase was primarily due to higher supply chain labor costs, higher non-labor distribution costs directly attributed to the increase in total case volume, and the addition of Smart Foodservice. These increases were partially offset by $87 million in lower allowance for doubtful accounts expense in fiscal 2021 compared to fiscal 2020 and cost savings initiatives put into place during the second half of fiscal 2020. Operating expenses as a percent of Net sales were 14.3%. Adjusted Operating expenses were $3.8 billion, an increase of $622 million, or 19.6% from the prior year, primarily due to the higher labor and distribution costs and the addition of Smart Foodservice, as discussed above, which were partially offset by cost savings initiatives put in place during the second half of fiscal 2020. Adjusted Operating expenses as a percent of Net sales were 12.8%.

Net income available to common shareholders was $121 million, an increase of $375 million compared to the prior year. Adjusted EBITDA was $1,057 million, an increase of $409 million, or 63.1% compared to the prior year. Diluted EPS was $0.54; Adjusted Diluted EPS was $1.55.

Cash Flow and Debt
Net cash provided by operating activities for fiscal 2021 was $419 million, an increase of $6 million from the prior year as working capital requirements increased in line with the recovery of sales volumes in 2021. Net cash provided by operating activities for fiscal 2020 benefited from a reduction in working capital needs, primarily related to reduced sales caused by the COVID-19 pandemic. Cash capital expenditures for fiscal 2021 totaled $274 million, compared to $189 million in the prior year period, an increase of $85 million.

Net Debt at the end of fiscal year 2021 was $4.9 billion, a decrease of $57 million versus the end of fiscal 2020. During the fiscal year the Company reduced total debt by $737 million, reduced the amount of secured debt in its portfolio and extended tenor. The ratio of Net Debt to Adjusted EBITDA was 4.6x at the end of fiscal 2021, as compared to 7.6x at the end of fiscal 2020.

Outlook for Fiscal Years 2022 and 20241
In Fiscal 2022, the Company expects Adjusted EBITDA of $1.2-$1.3 billion and Adjusted Diluted EPS of $1.95-$2.25. The Company also expects cash capital expenditures of $280-$300 million, while fleet capital leases are expected to be an additional ~ $110 million. Interest expense is expected to be $225-$235 million.

The Company expects to deliver Adjusted EBITDA of approximately $1.7 billion and Adjusted Diluted EPS of approximately $3.40 in 2024. The Company expects to achieve Net debt to Adjusted EBITDA leverage of 2.5-3.0x in 2023.

1 The Company is not providing a reconciliation of certain forward-looking non-GAAP financial measures, including Adjusted EBITDA and Adjusted Diluted EPS, because the Company is unable to predict with reasonable certainty the financial impact of certain significant items, including restructuring costs and asset impairment charges, share-based compensation expenses, non-cash impacts of LIFO reserve adjustments, losses on extinguishments of debt, business transformation costs, other gains and losses, business acquisition and integration related costs and diluted earnings per share. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance periods. For the same reasons, the Company is unable to address the significance of the unavailable information, which could be material to future results.

Conference Call and Webcast Information
US Foods will host a live webcast to discuss fourth quarter and fiscal year 2021 results on February 17, 2022 at 9 a.m. CST. The call can also be accessed live over the phone by dialing (844) 292-0976; the conference ID number is 5561796.

Presentation slides will be available shortly before the webcast begins. The webcast, slides, and a copy of this press release can be found in the Investor Relations section of our website at https://ir.usfoods.com.

About US Foods
With a promise to help its customers Make It, US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 restaurants and foodservice operators to help their businesses succeed. With 69 broadline locations and 80 cash and carry stores, US Foods and its 28,000 associates provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill. Visit www.usfoods.com to learn more.

Forward-Looking Statements
Statements in this press release which are not historical in nature, including those under the heading "Outlook for Fiscal Years 2022 and 2024," are “forward-looking statements” within the meaning of the federal securities laws. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions (although not all forward-looking statements may contain such words) and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions, and expected future developments. However, you should understand that these statements are not guarantees of performance or results and there are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those expressed in the forward-looking statements, including, among others: economic factors affecting consumer confidence and discretionary spending and reducing the consumption of food prepared away from home; the extent and duration of the negative impact of the COVID-19 pandemic on us; cost inflation/deflation and commodity volatility; competition; reliance on third party suppliers and interruption of product supply or increases in product costs; changes in our relationships with customers and group purchasing organizations; our ability to increase or maintain the highest margin portions of our business; achievement of expected benefits from cost savings initiatives; increases in fuel costs; changes in consumer eating habits; cost and pricing structures; impairment charges for goodwill, indefinite-lived intangible assets or other long-lived assets; environmental, health and safety and other governmental regulation, including actions taken by national, state and local governments to contain the COVID-19 pandemic, such as travel restrictions or bans, social distancing requirements, and required closures of non-essential businesses; product recalls and product liability claims; our reputation in the industry; indebtedness and restrictions under agreements governing our indebtedness; interest rate increases; changes in the method of determining London Interbank Offered Rate (“LIBOR”) or the replacement of LIBOR with an alternative reference rate; labor relations and increased labor costs and continued access to qualified and diverse labor; risks associated with intellectual property, including potential infringement; disruption of existing technologies and implementation of new technologies; cybersecurity incidents and other technology disruptions; effective integration of acquired businesses; changes in tax laws and regulations and resolution of tax disputes; adverse judgments or settlements resulting from litigation; extreme weather conditions, natural disasters and other catastrophic events, including pandemics and the rapid spread of contagious illnesses; costs and risks associated with current and changing government laws and regulations, and potential changes as a result of initiatives by the Biden administration; management of retirement benefits and pension obligations; and potential costs associated with shareholder activism.

For a detailed discussion of these risks, uncertainties and other factors that could cause our results to differ materially from those anticipated or expressed in any forward-looking statements, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 2, 2021, which was filed with the Securities and Exchange Commission (“SEC”) on February 16, 2021. Additional risks and uncertainties are discussed from time to time in current, quarterly and annual reports filed by the Company with the SEC, which are available on the SEC’s website at www.sec.gov. Additionally, we operate in a highly competitive and rapidly changing environment; new risks and uncertainties may emerge from time to time, and it is not possible to predict all risks nor identify all uncertainties. The forward-looking statements contained in this press release speak only as of the date of this press release and are based on information and estimates available to us at this time. We undertake no obligation to update or revise any forward-looking statements, except as may be required by law.

Non-GAAP Financial Measures
We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net income (loss) and Adjusted Diluted EPS are non-GAAP financial measures regarding our operational performance and liquidity. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses as supplemental measures to GAAP measures to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of the LIFO inventory reserve adjustments. Adjusted Operating expenses are Operating expenses adjusted to exclude amounts that we do not consider part of our core operating results when assessing our performance.

We believe EBITDA and Adjusted EBITDA provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. EBITDA is Net income (loss), plus Interest expense-net, Income tax provision (benefit), and Depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for (1) Restructuring costs and asset impairment charges; (2) Share-based compensation expense; (3) the non-cash impact of LIFO reserve adjustments; (4) loss on extinguishment of debt; (5) Business transformation costs; and (6) other gains, losses or costs as specified in the agreements governing our indebtedness.

We use Net Debt as a supplemental measure to GAAP measures to review the liquidity of our operations. Net Debt is defined as total debt net of total Cash, cash equivalents and restricted cash remaining on the balance sheet as of the end of the most recent fiscal quarter. We believe that Net Debt is a useful financial metric to assess our ability to pursue business opportunities and investments. Net Debt is not a measure of our liquidity under GAAP and should not be considered as an alternative to Cash Flows Provided by Operations or Cash Flows Used in Financing Activities.

We believe that Adjusted Net income (loss) is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, interest expense, and Income taxes on a consistent basis from period to period. Adjusted Net income (loss) is Net income (loss) excluding such items as restructuring costs and asset impairment charges, Share-based compensation expense, the non-cash impacts of LIFO reserve adjustments, loss on extinguishment of debt, Business transformation costs and other items, and adjusted for the tax effect of the exclusions and discrete tax items. We believe that Adjusted Net income (loss) may be used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.
We use Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure. We believe the presentation of Adjusted Diluted Earnings per Share is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance. We also believe that the presentation of Adjusted EBITDA and Adjusted Diluted Earnings per Share is useful to investors because these metrics may be used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in our industry.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used in connection with certain covenants and restricted activities under the agreements governing our indebtedness. We also believe these and similar non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

We caution readers that our definitions of Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net income (loss) and Adjusted Diluted EPS may not be calculated in the same manner as similar measures used by other companies. Definitions and reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release.
Source: US Foods
###

US FOODS HOLDING CORP.
Consolidated Balance Sheets
(Unaudited)

($ in millions)	January 1, 2022	January 2, 2021

ASSETS
Current assets
Cash and cash equivalents	$148	$828
Accounts receivable, less allowances of $33 and $67	1,469	1,084
Vendor receivables, less allowances of $7 and $5	145	121
Inventories—net	1,686	1,273
Prepaid expenses	120	132
Assets held for sale	8	1
Other current assets	18	26
Total current assets	3,594	3,465
Property and equipment—net	2,033	2,021
Goodwill	5,625	5,637
Other intangibles—net	830	892
Deferred tax assets	8	1
Other assets	431	407
Total assets	$12,521	$12,423

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' EQUITY
Current liabilities:
Cash overdraft liability	$183	$136
Accounts payable	1,662	1,218
Accrued expenses and other current liabilities	610	497
Current portion of long-term debt	95	131
Total current liabilities	2,550	1,982
Long-term debt	4,916	5,617
Deferred tax liabilities	307	270
Other long-term liabilities	479	505
Total liabilities	8,252	8,374
Mezzanine equity:
Series A convertible preferred stock	534	519
Shareholders' equity:
Common stock	2	2
Additional paid-in capital	2,970	2,901
Retained earnings	782	661
Accumulated other comprehensive loss	(19)	(34)
Total shareholders’ equity	3,735	3,530
Total liabilities, mezzanine equity and shareholders' equity	$12,521	$12,423

US FOODS HOLDING CORP.
Consolidated Statements of Operations
(Unaudited)

	For the quarter ended		For the year ended
($ in millions, except share and per share data)	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Net sales	$7,639	$6,138	$29,487	$22,885
Cost of goods sold	6,397	5,130	24,832	19,166
Gross profit	1,242	1,008	4,655	3,719
Distribution, selling and administrative costs	1,105	978	4,220	3,757
Restructuring costs and asset impairment charges	—	—	11	39
Total operating expenses	1,105	978	4,231	3,796
Operating income (loss)	137	30	424	(77)
Other income—net	(7)	(5)	(26)	(21)
Interest expense—net	55	60	213	238
Loss on extinguishment of debt	—	—	23	—
Income (loss) before income taxes	89	(25)	214	(294)
Income tax provision (benefit)	20	(15)	50	(68)
Net income (loss)	$69	$(10)	$164	$(226)

Net income (loss)	$69	$(10)	$164	$(226)
Series A convertible preferred stock dividends	(10)	(13)	(43)	(28)
Net income (loss) available to common shareholders	$59	$(23)	$121	$(254)

Net income (loss) per share
Basic	$0.26	$(0.11)	$0.55	$(1.15)
Diluted	$0.26	$(0.11)	$0.54	$(1.15)

Weighted-average common shares outstanding
Basic	222,583,630	220,373,388	221,864,507	219,838,120
Diluted	225,709,620	220,373,388	225,231,760	219,838,120

US FOODS HOLDING CORP.
Consolidated Statements of Cash Flows
(Unaudited)

	For the year ended
($ in millions)	January 1, 2022	January 2, 2021
Cash Flows From Operating Activities:
Net income (loss)	$164	$(226)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	378	422
Gain on disposal of property and equipment—net	(1)	(17)
Tangible asset impairment charges	1	3
Intangible asset impairment charges	7	9
Loss on extinguishment of debt	23	—
Amortization of deferred financing costs	15	16
Deferred tax provision (benefit)	38	(51)
Share-based compensation expense	48	40
(Benefit) provision for doubtful accounts	(24)	63
Changes in operating assets and liabilities, net of business acquisitions:
(Increase) decrease in receivables	(386)	334
(Increase) decrease in inventories	(413)	201
Decrease (increase) in prepaid expenses and other assets	4	(30)
Increase (decrease) in accounts payable and cash overdraft liability	471	(339)
Increase (decrease) in accrued expenses and other liabilities	94	(12)
Net cash provided by operating activities	419	413
Cash Flows From Investing Activities:
Acquisition of businesses—net of cash	—	(972)
Proceeds from sales of divested assets	5	7
Proceeds from sales of property and equipment	7	44
Purchases of property and equipment	(274)	(189)
Net cash used in investing activities	(262)	(1,110)
Cash Flows From Financing Activities:
Proceeds from debt borrowings	2,305	3,645
Principal payments on debt and financing leases	(3,105)	(2,692)
Net proceeds from issuance of Series A convertible preferred stock	—	491
Dividends paid on Series A convertible preferred stock	(28)	—
Debt financing costs and fees	(30)	(33)
Proceeds from employee stock purchase plan	20	18
Proceeds from exercise of stock options	15	3
Tax withholding payments for net share-settled equity awards	(14)	(5)
Net cash (used in) provided by financing activities	(837)	1,427
Net (decrease) increase in cash and cash equivalents	(680)	730
Cash, cash equivalents and restricted cash—beginning of year	828	98
Cash, cash equivalents and restricted cash—end of year	$148	$828
Supplemental disclosures of cash flow information:
Interest paid—net of amounts capitalized	$185	$216
Income taxes (received) paid—net	1	(1)
Property and equipment purchases included in accounts payable	40	21
Property and equipment transferred to assets held for sale	11	24
Leased assets obtained in exchange for financing lease liabilities	56	73
Leased assets obtained in exchange for operating lease liabilities	32	48
Cashless exercise of stock options	1	—
Paid-in-kind Series A convertible preferred stock dividends	15	28

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	For the quarter ended
	Consolidated US Foods
($ in millions, except share and per share data)	January 1, 2022	January 2, 2021	Change	%
Net income (loss) available to common shareholders (GAAP)	$59	$(23)	$82	NM
Series A Preferred Stock Dividends	(10)	(13)	3	(23.1)%
Net income (loss) (GAAP)	69	(10)	79	NM
Interest expense—net	55	60	(5)	(8.3)%
Income tax provision (benefit)	20	(15)	35	NM
Depreciation expense	81	86	(5)	(5.8)%
Amortization expense	11	20	(9)	(45.0)%
EBITDA (Non-GAAP)	236	141	95	67.4%
Adjustments:
Share-based compensation expense (1)	12	11	1	9.1%
LIFO reserve adjustments (2)	15	16	(1)	(6.3)%
Business transformation costs (3)	5	14	(9)	(64.3)%
COVID-19 bad debt benefit (4)	—	(18)	18	(100.0)%
COVID-19 product donations and inventory adjustments (5)	—	10	(10)	(100.0)%
COVID-19 other related expenses (6)	2	(2)	4	(200.0)%
Business acquisition and integration related costs and other (7)	(8)	2	(10)	NM
Adjusted EBITDA (Non-GAAP)	262	174	88	50.6%
Depreciation expense	(81)	(86)	5	(5.8)%
Interest expense—net	(55)	(60)	5	(8.3)%
Income tax provision, as adjusted (8)	(30)	(5)	(25)	NM
Adjusted Net income (Non-GAAP) (9)	$96	$23	$73	NM

Diluted EPS (GAAP)	$0.26	$(0.11)	$0.37	NM
Share-based compensation expense (1)	0.05	0.05	—	—%
LIFO reserve adjustments (2)	0.06	0.07	(0.01)	(14.3)%
Business transformation costs (3)	0.02	0.06	(0.04)	(66.7)%
COVID-19 bad debt benefit (4)	—	(0.08)	0.08	(100.0)%
COVID-19 product donations and inventory adjustments (5)	—	0.05	(0.05)	(100.0)%
COVID-19 other related expenses (6)	0.01	(0.01)	0.02	(200.0)%
Business acquisition and integration related costs and other (7)	(0.03)	0.01	(0.04)	NM
Income tax provision, as adjusted (8)	0.01	0.06	(0.05)	(83.3)%
Adjusted Diluted EPS (Non-GAAP)(10)	$0.38	$0.10	$0.28	NM

Weighted-average diluted shares outstanding (Non- GAAP) (11)	250,466,861	220,373,388

Gross profit (GAAP)	$1,242	$1,008	$234	23.2%
LIFO reserve adjustments (2)	15	16	(1)	(6.3)%
COVID-19 product donations and inventory adjustments (5)	—	10	(10)	(100.0)%
Adjusted Gross profit (Non-GAAP)	$1,257	$1,034	$223	21.6%

Operating expenses (GAAP)	$1,105	$978	$127	13.0%
Depreciation expense	(81)	(86)	5	(5.8)%
Amortization expense	(11)	(20)	9	(45.0)%
Share-based compensation expense (1)	(12)	(11)	(1)	9.1%
Business transformation costs (3)	(5)	(14)	9	(64.3)%
COVID-19 bad debt expense (4)	—	18	(18)	(100.0)%
COVID-19 other related expenses (6)	(2)	2	(4)	(200.0)%
Business acquisition and integration related costs and other (7)	8	(2)	10	NM
Adjusted Operating expenses (Non-GAAP)	$1,002	$865	$137	15.8%

NM - Not Meaningful
(1)Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(2)Represents the non-cash impact of LIFO reserve adjustments.
(3)Consists primarily of costs related to significant process and systems redesign across multiple functions.
(4)Includes the changes in the reserve for doubtful accounts expense reflecting the collection risk associated with our customer base as a result of the COVID-19 pandemic.
(5)Includes COVID-19 related expenses related to inventory adjustments and product donations.
(6)Includes COVID-19 costs that we are permitted to addback under certain agreements governing our indebtedness.

(7)Includes: (i) aggregate acquisition and integration related costs of $6 million and $2 million the 13 weeks ended January 1, 2022 and the 14 weeks ended January 2, 2021, respectively; (ii) favorable legal settlement recovery of $16 million for the 13 weeks ended January 1, 2022; and (iii) other gains, losses or costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(8)Represents our income tax provision (benefit) adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(9)Effective as of the first quarter 2021, we have presented Adjusted net income. Previously, we presented Adjusted net income available to common shareholders.
(10)Adjusted Diluted EPS is calculated as Adjusted net income divided by weighted average diluted shares outstanding (Non-GAAP), see note 11. Prior period amounts have been revised to conform with current year presentation.
(11)For purposes of the Adjusted Diluted EPS calculation (Non-GAAP), when the Company has net income (GAAP), weighted average diluted shares outstanding (Non-GAAP) is used and assumes conversion of the Series A convertible preferred stock, and, when the Company has net loss (GAAP) and assumed conversion of the Series A convertible preferred stock would be antidilutive, weighted-average diluted shares outstanding (GAAP) is used.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	For the year ended
	Consolidated US Foods
($ in millions, except share and per share data)	January 1, 2022	January 2, 2021	Change	%
Net income (loss) available to common shareholders (GAAP)	$121	$(254)	$375	(147.6)%
Series A Preferred Stock Dividends	(43)	(28)	(15)	53.6%
Net income (loss) (GAAP)	164	(226)	390	(172.6)%
Interest expense—net	213	238	(25)	(10.5)%
Income tax provision (benefit)	50	(68)	118	(173.5)%
Depreciation expense	323	343	(20)	(5.8)%
Amortization expense	55	79	(24)	(30.4)%
EBITDA (Non-GAAP)	805	366	439	119.9%
Adjustments:
Restructuring costs and asset impairment charges (1)	11	39	(28)	(71.8)%
Share-based compensation expense (2)	48	40	8	20.0%
LIFO reserve adjustments (3)	165	25	140	NM
Loss on extinguishment of debt (4)	23	—	23	NM
Business transformation costs (5)	22	22	—	—%
COVID-19 bad debt (benefit) expense (6)	(15)	47	(62)	(131.9)%
COVID-19 product donations and inventory adjustments (7)	—	50	(50)	(100.0)%
COVID-19 other related expenses (8)	3	13	(10)	(76.9)%
Business acquisition and integration related costs and other (9)	(5)	46	(51)	(110.9)%
Adjusted EBITDA (Non-GAAP)	1,057	648	409	63.1%
Depreciation expense	(323)	(343)	20	(5.8)%
Interest expense—net	(213)	(238)	25	(10.5)%
Income tax provision, as adjusted (10)	(133)	(19)	(114)	NM
Adjusted Net income (Non-GAAP) (11)	$388	$48	$340	NM

Diluted EPS (GAAP)	$0.54	$(1.15)	$1.69	(147.0)%
Restructuring costs and asset impairment charges (1)	0.04	0.18	(0.14)	(77.8)
Share-based compensation expense (2)	0.19	0.18	0.01	5.6%
LIFO reserve adjustments (3)	0.66	0.11	0.55	NM
Loss on extinguishment of debt (4)	0.09	—	0.09	NM
Business transformation costs (5)	0.09	0.10	(0.01)	(10.0)%
COVID-19 bad debt (benefit) expense (6)	(0.06)	0.21	(0.27)	(128.6)%
COVID-19 product donations and inventory adjustments (7)	—	0.23	(0.23)	(100.0)%
COVID-19 other related expenses (8)	0.01	0.06	(0.05)	(83.3)%
Business acquisition and integration related costs and other (9)	(0.02)	0.21	(0.23)	(109.5)%
Income tax provision, as adjusted (10)	0.01	0.09	(0.08)	NM
Adjusted Diluted EPS (Non-GAAP) (12)	$1.55	$0.22	$1.33	NM

Weighted-average diluted shares outstanding (Non-GAAP) (13)	249,886,068	219,838,120

Gross profit (GAAP)	$4,655	$3,719	$936	25.2%
LIFO reserve adjustments (3)	165	25	140	NM
COVID-19 product donations and inventory adjustments (7)	—	50	(50)	(100.0)
Adjusted Gross profit (Non-GAAP)	$4,820	$3,794	$1,026	27.0%

Operating expenses (GAAP)	$4,231	$3,796	$435	11.5%
Depreciation expense	(323)	(343)	20	(5.8)%
Amortization expense	(55)	(79)	24	(30.4)%
Restructuring costs and asset impairment charges (1)	(11)	(39)	28	(71.8)%
Share-based compensation expense (2)	(48)	(40)	(8)	20.0%
Business transformation costs (5)	(22)	(22)	—	—%
COVID-19 bad debt benefit (expense) (6)	15	(47)	62	(131.9)%
COVID-19 other related expenses (8)	(3)	(13)	10	(76.9)%
Business acquisition and integration related costs and other (9)	5	(46)	51	(110.9)%
Adjusted Operating expenses (Non-GAAP)	$3,789	$3,167	$622	19.6%

NM - Not Meaningful
(1)Consists primarily of severance and related costs, organizational realignment costs and asset impairment charges.
(2)Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(3)Represents the non-cash impact of LIFO reserve adjustments.
(4)Includes early redemption premium and the write-off of certain pre-existing debt issuance costs.
(5)Consists primarily of costs related to significant process and systems redesign across multiple functions.
(6)Includes the changes in the reserve for doubtful accounts expense reflecting the collection risk associated with our customer base as a result of the COVID-19 pandemic.
(7)Includes COVID-19 related expenses related to inventory adjustments and product donations.
(8)Includes COVID-19 costs that we are permitted to addback under certain agreements governing our indebtedness.
(9)Includes: (i) aggregate acquisition and integration related costs of $22 million and $45 million for the and the 52 weeks ended January 1, 2022 and the 53 weeks ended January 2, 2021, respectively; (ii) favorable legal settlement recoveries of $29 million for the 52 weeks ended January 1, 2022; and (iii) other gains, losses or costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(10)Represents our income tax provision (benefit) adjusted for the tax effect of pre-tax items excluded from Adjusted Net income available to common shareholders and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income available to common shareholders is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(11)Effective as of the first quarter 2021, we have presented Adjusted net income. Previously, we presented Adjusted net income available to common shareholders.
(12)Adjusted Diluted EPS is calculated as Adjusted net income divided by weighted average diluted shares outstanding (Non-GAAP), see note 13. Prior period amounts have been revised to conform with current year presentation.
(13)For purposes of the Adjusted Diluted EPS calculation (Non-GAAP), when the Company has net income (GAAP), weighted average diluted shares outstanding (Non-GAAP) is used and assumes conversion of the Series A convertible preferred stock, and, when the Company has net loss (GAAP) and assumed conversion of the Series A convertible preferred stock would be antidilutive, weighted-average diluted shares outstanding (GAAP) is used.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
Net Debt and Net Leverage Ratios

($ in millions, except ratios)	January 1, 2022	January 2, 2021
Total Debt (GAAP)	$5,011	$5,748
Cash, cash equivalents and restricted cash	(148)	(828)
Net Debt (Non-GAAP)	$4,863	$4,920
Adjusted EBITDA (1)	$1,057	$648
Net Leverage Ratio (2)	4.6	7.6

(1) Trailing Twelve Months (TTM) Adjusted EBITDA
(2) Net Debt/TTM Adjusted EBITDA